SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 2

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                            LEV PHARMACEUTICALS, INC.
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                                   52730C101
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 2 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                    ----------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                  ----------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                 ----------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 3 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 4 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ----------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                          0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 5 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 6 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                     `     0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 7 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 8 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                 PAGE 9 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 10 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IA

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 11 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 12 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 13 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 14 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 15 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 16 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 17 OF 44


 ------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 18 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 19 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 20 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 21 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 22 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 23 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 24 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 25 OF 44


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Conor Bastable
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                           0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                           0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 26 OF 44


ITEM 1(a).        NAME OF ISSUER:

                  Lev Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  675 Third Avenue, Suite 2200
                  New York, New York 10017

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 27 OF 44


                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)     DKP - a New York limited partnership

                  (ii)    DKIP - a Delaware limited partnership

                  (iii)   CO - a New York limited partnership

                  (iv)    DKIL - a British Virgin Islands corporation

                  (v)     Serena - a Cayman Islands corporation

                  (vi)    DKHF - a Delaware limited partnership

                  (vii)   DKHI - a Cayman Islands corporation

                  (viii)  MHD - a New York limited partnership

                  (ix)    DKAI - a New York corporation

                  (x)     DKIA - a Delaware limited liability company

                  (xi)    DKG - a Delaware limited liability company

                  (xii)   DKMP - a Delaware limited partnership

                  (xiii)  DKS - a Delaware limited liability company

                  (xiv)   Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 28 OF 44


                  (xv)    Marvin H. Davidson - United States

                  (xvi)   Stephen M. Dowicz - United States

                  (xvii)  Scott E. Davidson -United States

                  (xviii) Michael J. Leffell - United States

                  (xix)   Timothy I. Levart - United Kingdom & United States

                  (xx)    Robert J. Brivio, Jr. - United States

                  (xxi)   Eric P. Epstein - United States

                  (xxii)  Anthony A. Yoseloff - United States

                  (xxiii) Avram Z. Friedman - United States

                  (xxiv)  Conor Bastable - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.01

ITEM 2(e).  CUSIP NUMBER:

         52730C101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act;

                  (b) [ ]    Bank as defined in Section 3(a)(6) of the Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 29 OF 44


                  (i) [ ]    Church Plan that is excluded from the
                             definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.

         A. DKP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         B. DKIP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         C. CO

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 30 OF 44


         D. DKIL

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         E. Serena

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         F. DKHF

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         G. DKHI

              (a) Amount beneficially owned: 0

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 31 OF 44


              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         H. MHD

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         I. DKAI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         J. DKIA

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 32 OF 44


              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         K. DKG

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         L. DKMP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         M. DKS

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 33 OF 44


                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         O. Marvin H. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         P. Stephen M. Dowicz

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 34 OF 44



                  (iv) shared power to dispose or to direct the disposition: 0

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         R. Michael J. Leffell

              (a) Amount beneficially owned. 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         S. Timothy I. Levart

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 35 OF 44


         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 0.0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0.0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         U. Eric P. Epstein

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 0

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 36 OF 44

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         X.   Conor Bastable

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Item 4.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 37 OF 44


                  Not applicable.

ITEM 10.          CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 52730C101                                                PAGE 38 OF 44



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2009                   DAVIDSON KEMPNER PARTNERS
                                            By: MHD Management Co.,
                                              its General Partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Managing Partner

                                            DAVIDSON KEMPNER INSTITUTIONAL
                                            PARTNERS, L.P.
                                            By: Davidson Kempner Advisers Inc.,
                                            its General Partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: President

                                            M.H. DAVIDSON & CO.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Managing Partner

                                            DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                            By: Davidson Kempner International
                                            Advisors, L.L.C.,
                                            its Investment Manager

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            SERENA LIMITED
                                            By: Davidson Kempner International
                                            Advisors, L.L.C.,
                                            its Investment Manager

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

CUSIP No. 52730C101                                                PAGE 39 OF 44



                                            DAVIDSON KEMPNER HEALTHCARE FUND LP
                                               By:  DK Group LLC,
                                              its General Partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            DAVIDSON KEMPNER HEALTHCARE
                                            INTERNATIONAL LTD.
                                            By:  DK Management Partners LP,
                                            its Investment Manager
                                            By:  DK Stillwater GP LLC,
                                            its general partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            MHD MANAGEMENT CO.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Managing Partner

                                            DAVIDSON KEMPNER ADVISERS INC.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: President

                                            DAVIDSON KEMPNER INTERNATIONAL A
                                            DVISORS, L.L.C.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            DK GROUP LLC

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

CUSIP No. 52730C101                                                PAGE 40 OF 44


                                            DK MANAGEMENT PARTNERS LP
                                            By:  DK Stillwater GP LLC,
                                            its general partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            DK STILLWATER GP LLC

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Thomas L. Kempner, Jr.

                                            /s/ Marvin H. Davidson
                                            --------------------------------
                                            Marvin H. Davidson

                                            /s/ Stephen M. Dowicz
                                            --------------------------------
                                            Stephen M. Dowicz

                                            /s/ Scott E. Davidson
                                            --------------------------------
                                            Scott E. Davidson

                                            /s/ Michael J. Leffell
                                            --------------------------------
                                            Michael J. Leffell

                                            /s/ Timothy I. Levart
                                            --------------------------------
                                            Timothy I. Levart

                                            /s/ Robert J. Brivio, Jr.
                                            --------------------------------
                                            Robert J. Brivio, Jr.

                                            /s/ Eric P. Epstein
                                            --------------------------------
                                            Eric P. Epstein

                                            /s/ Anthony A. Yoseloff
                                            --------------------------------
                                            Anthony A. Yoseloff

                                            /s/ Avram Z. Friedman
                                            --------------------------------
                                            Avram Z. Friedman

                                            /s/ Conor Bastable
                                            --------------------------------
                                            Conor Bastable

Schedule 13G/A
CUSIP No. 52730C101                                                PAGE 41 OF 44


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 17, 2009                   DAVIDSON KEMPNER PARTNERS
                                            By: MHD Management Co.,
                                            its General Partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Managing Partner

                                            DAVIDSON KEMPNER INSTITUTIONAL
                                            PARTNERS, L.P.
                                            By: Davidson Kempner Advisers Inc.,
                                            its General Partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: President

                                            M.H. DAVIDSON & CO.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Managing Partner

                                            DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                            By: Davidson Kempner International
                                            Advisors, L.L.C.,
                                            its Investment Manager

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

CUSIP No. 52730C101                                                PAGE 42 OF 44


                                            SERENA LIMITED
                                            By: Davidson Kempner International
                                            Advisors, L.L.C.,
                                            its Investment Manager

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member


                                            DAVIDSON KEMPNER HEALTHCARE FUND LP
                                            By:  DK Group LLC,
                                            its General Partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            DAVIDSON KEMPNER HEALTHCARE
                                            INTERNATIONAL LTD.
                                            By:  DK Management Partners LP,
                                            its Investment Manager
                                            By:  DK Stillwater GP LLC,
                                            its general partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            MHD MANAGEMENT CO.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Managing Partner

                                            DAVIDSON KEMPNER ADVISERS INC.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: President

                                            DAVIDSON KEMPNER INTERNATIONAL
                                            ADVISORS, L.L.C.

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

CUSIP No. 52730C101                                                PAGE 43 OF 44


                                            DK GROUP LLC

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            DK MANAGEMENT PARTNERS LP
                                            --------------------------------
                                            By:  DK Stillwater GP LLC,
                                            its general partner

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            DK STILLWATER GP LLC

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Name:  Thomas L. Kempner, Jr.
                                            Title: Executive Managing Member

                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------------
                                            Thomas L. Kempner, Jr.

                                            /s/ Marvin H. Davidson
                                            --------------------------------
                                            Marvin H. Davidson

                                            /s/ Stephen M. Dowicz
                                            --------------------------------
                                            Stephen M. Dowicz

                                            /s/ Scott E. Davidson
                                            --------------------------------
                                            Scott E. Davidson

                                            /s/ Michael J. Leffell
                                            --------------------------------
                                            Michael J. Leffell

                                            /s/ Timothy I. Levart
                                            --------------------------------

                                            Timothy I. Levart

                                            /s/ Robert J. Brivio, Jr.
                                            --------------------------------
                                            Robert J. Brivio, Jr.

                                            /s/ Eric P. Epstein
                                            --------------------------------
                                            Eric P. Epstein

                                            /s/ Anthony A. Yoseloff
                                            --------------------------------
                                            Anthony A. Yoseloff

                                            /s/ Avram Z. Friedman
                                            --------------------------------
                                            Avram Z. Friedman

CUSIP No. 52730C101                                                PAGE 44 OF 44

                                            /s/ Conor Bastable
                                            --------------------------------
                                            Conor Bastable